Exhibit 23.3

582 Industrial Park Road, Bluefield, VA 24605-9364 ■ Phone 276.322.5467

www.mma1.com ■ info@mma1.com

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

February 12, 2024

Via Email: SStewart@archrsc.com

Mr. Wm. Scott Stewart

Arch Resources, Inc.

1 CityPlace Drive, Suite 300

St. Louis, Missouri 63141

Reference: Consent of Independent Experts

     With respect to the SEC filings by Arch Resources, Inc., including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2023, we hereby consent (i) to the use of the information contained the Technical Report Summary for Leer South  (each, a “TRS”), (ii) ) to the use of Marshall Miller & Associates, Inc.’s name, any quotation from or summarization of the TRS, and (iii) to the filing of the TRS as an exhibit.

     We further wish to advise that Marshall Miller & Associates, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Marshall Miller & Associates, Inc. nor any of its employees had, or now has, a substantial interest in Arch Resources, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

By:	/s/
Name:		Steven A. Keim
Title:		President
Date:		February 12, 2024

ENERGY & MINERAL RESOURCES ■ HYDROGEOLOGY & GEOLOGY ■ GEOPHYSICAL LOGGING SERVICES

CARBON MANAGEMENT ■ EXPERT WITNESS TESTIMONY ■ MINING ENGINEERING ■ PETROLEUM ENGINEERING